UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2016

AMERICAN HOMES 4 RENT
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-36013	46-1229660
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

30601 Agoura Road, Suite 200 Agoura Hills, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(805) 413-5300
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2016, American Homes 4 Rent (the “Company”) issued a press release announcing the election by the Board of Trustees of the Company of Douglas N. Benham, 59, as a member of the Board of Trustees of the Company, effective March 23, 2016. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Mr. Benham is President and Chief Executive Officer of DNB Advisors, LLC, a consulting firm providing services primarily to the restaurant industry. He is currently Chairman of the Board and Executive Chair of Bob Evans Farms, Inc. (NASDAQ: BOBE) and a director of CNL Healthcare Properties, II, Inc., a non-traded public REIT. He was a director of American Residential Properties, Inc. (ARP) until its merger with a subsidiary of the Company on February 29, 2016.

Mr. Benham was elected in accordance with the terms of the related merger agreement. The merger agreement provided, in relevant part, that the Board of Directors of ARP would select one of its members as a nominee to the Company’s Board of Trustees. The merger agreement also provided that the Company would elect the nominee to its Board provided the nominee satisfied regulatory independence requirements and was otherwise reasonably acceptable to the Company’s Board. In addition, the Board agreed to nominate the candidate for election at the 2016 Annual Meeting of Shareholders. The ARP Board selected Mr. Benham as its nominee.

Mr. Benham was previously a director of the Global Income Trust, a non-traded public REIT until its acquisition in 2015, a director of Sonic Corp. (NASDAQ: SONC) until 2014, and a director of O’Charley’s Inc. until its acquisition in 2012.

There have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Benham that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

Mr. Benham will receive an initial stock option grant of 10,000 stock options on the effective date of his election. In addition, he will receive compensation for services on the Board of Trustees in the form and amounts payable to all outside members of the Board of Trustees as described in our 2015 proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release dated March 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOMES 4 RENT

Date: March 23, 2016	By:	/s/ Stephanie Heim
Stephanie Heim
Senior Vice President - Counsel